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                     October 28, 2022

       Mark Heaney
       Chief Executive Officer
       DTRT Health Acquisition Corp.
       1415 West 22nd Street, Tower Floor
       Oak Brook, IL 60523

                                                        Re: DTRT Health
Acquisition Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed October 21,
2022
                                                            File No. 001-40774

       Dear Mark Heaney :

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Real Estate & Construction
       cc:                                              David A. Sakowitz, Esq.